U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                              FORM 5
          ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

W. C. Howlett
Box 326
Herndon, Virginia  22070

2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)

4.  Statement for Month/Year

     July/2000

5. If Amendment, Date of Original (Month/Year)

    n/a

6.  Relationship of Reporting Person to Issuer

X   Director
    Officer - Title -
    10% Owner
    Other

**********************

1.  Title of Security

Williams Industries, Inc. Common Stock

2.  Transaction Date (Month/Year)

    See Form(s) 4

3.  Transaction Code

    See Form(s) 4

4.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    See Form(s) 4


5.  Amount of Securities Beneficially Owned
    at End of the Issuer's Fiscal Year

    30,120


6.  Ownership Form: Direct (D) or Indirect (I)

    D


7.  Nature of Indirect Beneficial Ownership

    n/a

**********************

Table II
Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Derivative Security

     Options to Buy

2.  Conversion or Exercise Price of Derivative Security

    See Form(s) 4

3.  Transaction Date (Month/Year)

    See Form(s) 4

4.  Transaction Code

    Code
    See Form(s) 4

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    See Form(s) 4

6.  Date Exercisable and Expiration Date (Month/Date/Year)

    See Form(s) 4

7.  Title and Amount of Underlying Securities

    Williams Industries, Inc. Common Stock

    Amount or Number of Shares -

    See Form(s) 4

8.  Price of Derivative Security

    See Form(s) 4

9.  Number of Derivative Securities Beneficially Owned at
    End of Month

     3 options as specified in Form(s) 4

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

     D

11. Nature of Indirect Beneficial Ownership

     n/a

Signature

/s/ W. C. Howlett
    W. C. Howlett